Exhibit 99.1

Presidio Property Trust Reaches Agreement With Zuma Capital Management

Appoints Elena Piliptchak to Board of Directors

SAN DIEGO, CA, May 10, 2024 / (NASDAQ:SQFT)(NASDAQ:SQFTP) Presidio Property Trust, Inc. (“Presidio” or the “Company”), an internally managed, diversified real estate investment trust (“REIT”), announced today that it has entered into a cooperation agreement with Zuma Capital Management, LLC (“Zuma”), Ouray Capital Management, LLC (“Ouray”), Reuben Berman, Stefani Carter, Vito Garfi, Brent Morrison, Elena Piliptchak, and certain affiliated and associated persons thereof (collectively, the “Zuma Investor Group”) that beneficially holds, in the aggregate, 1,103,655 shares, or approximately 7.6%, of Presidio’s outstanding common stock.

Under the terms of the cooperation agreement, Elena Piliptchak, the Managing Member of Ouray, has been appointed to the Presidio Board, effective immediately, as a Class III director with a term expiring at Presidio’s 2026 Annual Meeting of Stockholders. In connection with this appointment, Presidio’s Board has been increased from six to seven directors.

Jack K. Heilbron, Presidio’s Chairman of the Board, Chief Executive Officer and President, stated, “We are pleased to have reached this constructive agreement with the Zuma Investor Group, which we believe is in the best interests of Presidio and our stockholders. I am also pleased to welcome Elena to the Presidio Board and we look forward to benefiting from her extensive experience in investment and portfolio management.”

Brent Morrison, Zuma’s Managing Member, stated, “We are pleased to have worked collaboratively with Presidio to reach this cooperation agreement, which we believe is a good outcome for all stockholders. We believe that the addition of a new independent director, particularly one with Elena’s stockholder perspective, background, and expertise, will be instrumental in helping Presidio continue to execute upon its plans to enhance stockholder value.”

Pursuant to the agreement, Zuma has agreed to withdraw the director nominations it had previously submitted to Presidio and the Zuma Investor Group will support the Presidio Board’s slate of directors at the 2024 Annual Meeting of Stockholders. The Zuma Investor Group has also agreed to certain customary standstill provisions and voting commitments. The full cooperation agreement with the Zuma Investor Group will be filed in a Current Report on Form 8-K with the Securities and Exchange Commission.

Gottfried Shareholder Advisory LLC served as strategic advisor, and Sichenzia Ross Ference Carmel LLP and Venable LLP served as legal advisors to Presidio. Olshan Frome Wolosky LLP served as legal advisor to the Zuma Investor Group.

About Elena Piliptchak

Elena Piliptchak is a senior investment management executive with deep experience in investment and portfolio management. She currently serves as Portfolio Manager for Ouray Capital Management, LLC, a concentrated small-cap equity fund focused on investing in a limited number of under-researched stocks, since founding the company in 2014. Previously, she served as a Senior Investment Professional for Axial Capital Management LLC, a $1.5 billion long-short equity “Tiger Cub” fund, from 2012 to 2014, Portfolio Manager for Tiger Europe Management LLC, a long-short equity “Tiger Cub” fund that she co-founded, from 2008 to 2012, Director for Tiger Europe Master Fund Ltd., a European-focused “Tiger Cub” fund, from 2008 to 2012, and an Analyst for Highfields Capital Management LP, an investment management fund, from 2003 to 2007. Ms. Piliptchak previously served as a member of the Asset Management Committee for the Kansas State University Foundation, a committee dedicated to overseeing university endowment investments, from December 2020 to December 2022. Ms. Piliptchak received an M.B.A. from Harvard Business School and a B.S. in Accounting and Finance from Kansas State University.

About Presidio Property Trust

Presidio is an internally managed real estate investment trust with holdings in model home properties, which are triple net leased to homebuilders, and office, industrial, and retail properties. Presidio’s model homes are leased to homebuilders located in Arizona, Illinois, Texas, Wisconsin, and Florida. Presidio’s office, industrial, and retail properties are located primarily in Colorado, with properties also located in Maryland, North Dakota, Texas, and Southern California. Presidio also owns approximately 6.5% of the outstanding common stock of Conduit Pharmaceuticals Inc., a disease agnostic multi-asset clinical-stage life science company providing an efficient model for compound development. For more information on Presidio, please visit Presidio’s website at https://www.PresidioPT.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other federal securities laws. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Presidio’s present expectations, but these statements are not guaranteed to occur. Except as required by law, Presidio disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes please refer to Presidio’s filings with the SEC, including those under “Risk Factors” therein, copies of which are available on the SEC’s website, www.sec.gov.

Important Additional Information And Where To Find It

This communication is being made in connection with Presidio’s upcoming 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”). Presidio intends to file a definitive proxy statement on Schedule 14A and an accompanying proxy card with the SEC in connection with the solicitation of proxies from Presidio’s stockholders in connection with the matters to be considered at the 2024 Annual Meeting. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED BY PRESIDIO WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain the Proxy Statement, any amendments or supplements to the Proxy Statement, the accompanying proxy card, and other documents filed by Presidio with the SEC free of charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Investor Relations section of Presidio’s corporate website at www.presidiopt.com, by writing to Presidio’s Secretary at Presidio Property Trust, Inc., 4995 Murphy Canyon Road, Suite 300, San Diego, California 92123, or by contacting Presidio at (760) 471-8536.

Participants in the Solicitation

Presidio, members of our Board of Directors and certain of our executive officers are “participants” in the solicitation of proxies from the Company’s stockholders in connection with the 2024 Annual Meeting. Information regarding the Company’s Board of Directors and executive officers and their respective interests in the Company, by security holdings or otherwise, is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 16, 2024, as amended on April 17, 2024 and April 26, 2024. To the extent such ownership interests have changed since such filings, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC, and will be reflected in the Proxy Statement for the 2024 Annual Meeting when filed with the SEC. Security holders may obtain free copies of these documents as described above.

Investor Relations Contact:

Presidio Property Trust, Inc.
Lowell Hartkorn, Investor Relations
LHartkorn@presidiopt.com
Telephone: (760) 471-8536 x1244